UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Vacasa, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2025

Explanatory Note

As previously disclosed, on December 30, 2024, Vacasa, Inc., a Delaware corporation (“Vacasa”), and Vacasa Holdings LLC, a Delaware limited liability company (“Vacasa LLC”), entered into an Agreement and Plan of Merger with Casago Holdings, LLC, a Delaware limited liability company (“Parent”), Vista Merger Sub II Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Company Merger Sub”), and Vista Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LLC Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 17, 2025, and Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 28, 2025 (as amended, the “Merger Agreement”). The Merger Agreement provides, among other things, (i) LLC Merger Sub will merge with and into Vacasa LLC (the “LLC Merger”), with Vacasa LLC surviving the LLC Merger as a subsidiary of Parent and (ii) Company Merger Sub will merge with and into Vacasa (the “Company Merger” and together with the LLC Merger, the “Mergers”), with Vacasa surviving the Company Merger as a wholly owned subsidiary of Parent and Vacasa LLC indirectly becoming a wholly owned subsidiary of Parent. On March 28, 2025, Vacasa filed with the U.S. Securities and Exchange Commission (the “SEC”) a Definitive Proxy Statement for the solicitation of proxies in connection with the special meeting of Vacasa’s stockholders, to be held on April 29, 2025, to vote upon, among other things, matters necessary to complete the Mergers (the “Proxy Statement”).

Supplemental Disclosures to Proxy Statement

Vacasa is supplementing the Proxy Statement with certain additional information set forth below in this proxy supplement (this “Supplement”). This Supplement should be read in connection with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Unless expressly modified in this Supplement, any statements regarding “the date of this proxy statement” in the Proxy Statement are unchanged and refer only to the date the Proxy Statement was filed.

The disclosure in the section entitled “Special Factors—Background on the Mergers” is hereby amended and supplemented by adding the following paragraphs as new paragraphs following the third paragraph on page 60 of the Proxy Statement.

Over the next several weeks, at the direction of the Special Committee, management of the Company engaged with representatives of Latham and the Company’s external tax advisors at Deloitte, together with representatives of V&E, in order to better understand the consequences that would result if the Company were to consummate the transactions proposed by Davidson Kempner without the Requisite DK TRA Amendment having been adopted, including to better understand the likely quantum of any Early Termination Payment (as defined in the Tax Receivable Agreement) that could be owed upon consummation of the transactions contemplated by the DK March 23 Revised Proposal and under various alternative transaction structures that would ultimately result in the sale of the Company for cash. This analysis was carried out to better inform the Special Committee as to whether there was any realistic possibility of consummating a transaction with Davidson Kempner without obtaining the Requisite DK TRA Amendment.  Among other things, the Special Committee also requested that V&E evaluate whether there were additional or alternative transactions structures that could reduce or eliminate the Early Termination Payment owed in a scenario where a transaction with Davidson Kempner were consummated without receipt of the Requisite DK TRA Amendment.

While this work continued, on March 30, 2025, representatives of Dechert, on behalf of Davidson Kempner, delivered to representatives of V&E a revised non-binding proposal from Davidson Kempner (the “DK March 30 Revised Proposal”). The DK March 30 Revised Proposal increased the proposed purchase price from $5.75 per share to $5.83 per share and stated that the terms of the DK March 23 Revised Proposal otherwise remained the same. Representatives of V&E promptly shared the DK March 30 Revised Proposal with the Special Committee.

On March 31, 2025, the Special Committee held a video meeting with members of Company management and representatives of each of V&E and PJT Partners in attendance. Representatives of V&E reviewed with the Special Committee the terms of the DK March 30 Revised Proposal.  The Special Committee, together with members of Company management and representatives of each of PJT Partners and V&E, noted that the DK March 30 Revised Proposal increased the proposed per share purchase price, but did not directly address the previously rejected requests from the Special Committee related to provisions proposed to provide additional deal certainty (such as the Special Committee’s proposal that Davidson Kempner forfeit the DK Convertible Notes in the event of a failure to close the merger when required) and remained conditioned on the Requisite DK TRA Amendment. The DK March 30 Revised Proposal did not indicate any changes to Davidson Kempner’s progress towards obtaining sufficient approvals to satisfy the Requisite DK TRA Amendment condition nor did the DK March 30 Revised Proposal indicate any meaningful efforts or plan to satisfy such condition.  Accordingly, in the view of the Special Committee, the DK March 30 Revised Proposal continued to be unlikely to be consummated in accordance with its terms, based on the information then available to the Special Committee.  After discussion, including of the Special Committee’s fiduciary duties and obligations under the Merger Agreement and the likelihood that CR would be willing to grant a waiver to permit the Special Committee to engage in discussions with Davidson Kempner, the Special Committee determined it was in the best interests of the Unaffiliated Stockholders for the Special Committee and its advisors to continue to work to identify a path forward where a transaction could be completed at a higher price than the $5.30 per share in the Merger Agreement, provided that it also had a high degree of certainty of closing. Consistent with this goal, the Special Committee (i) instructed V&E to seek clarification from Dechert as to whether Davidson Kempner continued to reject the Special Committee’s request that Davidson Kempner forfeit the DK Convertible Notes in the event Davidson Kempner were to fail to close the transaction when required, (ii) directed PJT Partners to contact Jefferies to encourage CR to increase the Merger Consideration in light of the DK March 30 Revised Proposal, (iii) authorized and directed Company management and V&E to continue to work with Latham and Deloitte to fully understand the potential quantum of any Early Termination Payment that could be owed in a transaction with Davidson Kempner if the Requisite DK TRA Amendment were not obtained, and (iv) instructed V&E to continue to analyze whether there were alternative structures or facts and circumstances that could reduce or eliminate the amount of such Early Termination Payment in a transaction with Davidson Kempner such that the DK March 30 Revised Proposal could be actionable without receipt of the Requisite DK TRA Amendment. Mr. Peterson also agreed to contact certain other members of the Board to inquire as to whether they had any additional information or insight with respect to the likelihood that Davidson Kempner would be able to obtain the Requisite DK TRA Amendment.

Later on March 31, 2025, Mr. Peterson had conversations with each of Mr. Parks and Mr. Adams regarding the DK March 30 Revised Proposal, and inquired as to their views of the DK March 30 Revised Proposal and whether they were aware of any information that would be relevant to the Special Committee in evaluating the DK March 30 Revised Proposal.  They each indicated that they were not aware of any new information regarding the DK March 30 Revised Proposal relevant to the Special Committee’s evaluation.

In early April, the Special Committee became aware of an online trade article noting that John Banczak had a prior professional relationship with each of Mr. Peterson and Ms. Messing, attributed to their brief overlapping employment at Hotwire.com.  That overlap ended when Mr. Peterson and Mr. Banczak each departed Hotwire.com over two decades ago.  At the time of the formation of the Special Committee, on June 14, 2024, Mr. Banczak was a consultant to Vacasa, but after his consultancy with Vacasa ended on September 30, 2024, he became a consultant to Casago International (in December 2024). Mr. Banczak had joined Vacasa in 2021 through Vacasa’s acquisition of Turnkey Vacation Rentals, where he was Co-Founder and served as Chief Executive Officer. Mr. Peterson held a small personal investment in Turnkey Vacation Rentals. Mr. Banczak became Vacasa’s Chief Strategy Officer in April 2022, and later served as Vacasa’s Chief Operating Officer from October 2022 until March 2024.  Mr. Banczak did not participate in negotiations with the Special Committee. The Company strongly disagrees with any implication that any of the foregoing impacted the independence of the Special Committee.  Notably, Mr. Peterson also has extensive and recent business relationships with Davidson Kempner given Davidson Kempner’s investments in several companies in which Mr. Peterson was a director or officer.

On April 1, 2025, at the direction of the Special Committee, representatives of PJT Partners contacted representatives of Jefferies to encourage CR to increase the Merger Consideration. On April 2, 2025, representatives of V&E contacted representatives of Dechert to seek clarification from Dechert as to whether, despite the assertion in the DK March 30 Revised Proposal that Davidson Kempner had accepted all material requests from the Special Committee, Davidson Kempner continued to reject the Special Committee’s request that Davidson Kempner forfeit the DK Convertible Notes in the event Davidson Kempner were to fail to close the transaction when required or the merger otherwise was not completed due to Davidson Kempner’s breach.  The Dechert representative indicated later that day that Davidson Kempner was open to negotiations on this issue, but not without having more clarity on the Requisite DK TRA Amendment.

On April 3, 2025, representatives of Dechert, on behalf of Davidson Kempner, delivered to representatives of V&E a Joinder Agreement to the Tax Receivable Agreement, dated as of March 31, 2025, by and between DK VCSA Lender LLC and Jim Grube, which transferred Mr. Grube’s interest in the Tax Receivable Agreement to DK VCSA Lender LLC and granted DK VCSA Lender LLC all of the rights, privileges and responsibilities of a Reorganization TRA Party or Exchange TRA Party, as applicable, under the Tax Receivable Agreement.

On April 4, 2025, representatives of Dechert, on behalf of Davidson Kempner, delivered to representatives of each of V&E and Latham a demand for inspection of the Company’s books and records pursuant to Section 220 of the DGCL (the “DK Books and Records Demand”). Representatives of V&E promptly shared the DK Books and Records Demand with the Special Committee.

On April 7, 2025, the Special Committee held a video meeting with members of Company management and representatives of each of V&E and PJT Partners in attendance. During the meeting, representatives of V&E provided an update on the Company’s engagement with its outside tax advisor and Latham, to fully understand the likely quantum of any Early Termination Payment that could be owed in a transaction with Davidson Kempner if the Requisite DK TRA Amendment were not obtained, indicating that while the valuation work remained ongoing, and was based on numerous assumptions, it appeared that it was unlikely the amount of such payment would be materially less than $50 million.  V&E also updated the Special Committee that the advisors had, as of that time, been unable to identify any alternative structures or facts and circumstances that could further reduce or eliminate the amount of such Early Termination Payment, such that a transaction with Davidson Kempner on the economic terms proposed by the DK March 30 Revised Proposal could be actionable without receipt of the Requisite DK TRA Amendment, absent payment of the Early Termination Payment. William Atkins, the Company’s Interim Chief Financial Officer, provided an update to the Special Committee regarding the Company’s then-current liquidity position.  Discussion ensued regarding the recent significant disruptions in the global financial markets related to the announced implementation of tariffs by the U.S. government, which had resulted in significant sell offs in global equities, including other domestic publicly traded travel and hospitality companies, affecting outlook and guidance from many travel companies, and increased concerns regarding a recession in the United States, and the elevated importance of deal certainty and timing, given the volatile environment.

After discussion with its advisors and members of Company management, including as to the fact that as of that time the DK March 30 Revised Proposal continued to be unlikely to be consummated in accordance with its terms and the likelihood that CR would be willing to grant another waiver to the no solicitation provisions in the Merger Agreement to permit the Special Committee to engage with Davidson Kempner without making a determination that the DK March 30 Revised Proposal was reasonably likely to result in a “Superior Proposal”, the Special Committee determined to defer making a formal determination on the DK March 30 Revised Proposal, while outside tax advisors continued to evaluate the likely quantum of the Early Termination Payment, as this could impact the Special Committee’s assessment of the likelihood the transactions contemplated by the DK March 30 Revised Proposal could be consummated in accordance with their terms.

On April 9, 2025, a majority of the members of the Special Committee, together with members of Company management and representatives of each of PJT Partners and V&E, met telephonically to discuss requesting a second waiver from CR of the non-solicitation provisions in the Merger Agreement and Support Agreements to permit engagement with Davidson Kempner to the same extent as if the Special Committee had determined that the DK March 30 Revised Proposal was reasonably likely to result in a Superior Proposal (the “Second Waiver”).  After discussion, including as to the importance of determining whether there was any potential path forward to make the DK March 30 Revised Proposal actionable as quickly as possible given the Special Meeting was scheduled for April 29, 2025, the Special Committee directed representatives of PJT Partners to contact representatives of Jefferies to request the Second Waiver, and for V&E to similarly contact representatives of Skadden and provide a draft of the Second Waiver.

On the evening of April 9, 2025, as directed by the Special Committee, a representative of PJT Partners contacted a representative of Jefferies and requested that CR agree to provide the Second Waiver.  Representatives of V&E distributed the proposed Second Waiver to representatives of Skadden the morning of April 10, 2025.

On the afternoon of April 11, 2025, CR executed the Second Waiver, which representatives of Skadden promptly sent to representatives of V&E. Representatives of V&E promptly shared the Second Waiver with the Special Committee.

On April 11, 2025, a majority of the members of the Special Committee together with members of Company management and representatives of each of PJT Partners and V&E, met by videoconference to discuss the receipt of the Second Waiver and next steps with respect to the DK March 30 Revised Proposal, including the terms of a letter to be delivered to Davidson Kempner reiterating the Special Committee’s prior requests to increase deal certainty and maximize value for the Unaffiliated Stockholders.  During this meeting, Mr. Peterson and Ms. Messing, acting on behalf of the Special Committee, determined to respond to the DK March 30 Revised Proposal by advising representatives of Davidson Kempner that (i) the Special Committee had been working for weeks with its advisors and the Company’s advisors to seek to identify whether a transaction could be consummated without triggering a significant Early Termination Payment in the event the Requisite DK TRA Amendment were not obtained, but that, based on work to date, it appeared that it was unlikely the amount of such payment would be materially less than $50 million, (ii) the Special Committee had, upon reaching that determination, sought and received the Second Waiver to permit reengagement with Davidson Kempner, since the Special Committee was not yet able to determine whether the DK March 30 Revised Proposal was reasonably likely to result in a Superior Proposal, and (iii) the Special Committee hoped that Davidson Kempner would improve the deal certainty provisions in its DK March 30 Revised Proposal sufficiently to induce the TRA Holders to provide the consents necessary to obtain the Requisite DK TRA Amendment.  Following such determination, at the direction of the Special Committee, a representative of PJT Partners contacted a representative of Moelis and relayed the foregoing.  During that discussion, the representative of Moelis indicated that Davidson Kempner was previously willing to make no more than approximately $10 million available to pay holders to consent to the Requisite DK TRA Amendment.

On April 12, 2025, at the request and with the authorization of the Special Committee, representatives of V&E, on behalf of the Special Committee, delivered to representatives of Dechert a letter to Davidson Kempner (the “April 12 Letter to DK”), which reiterated the Special Committee’s concern with respect to the DK March 30 Revised Proposal continuing to be conditioned upon the Requisite DK TRA Amendment, noting that neither the Special Committee nor its advisors had received indications that any additional TRA Holder would agree to the Requisite DK TRA Amendment and that neither the Special Committee nor Davidson Kempner had been able to develop an actionable strategy to obtain the Requisite DK TRA Amendment. The April 12 Letter to DK also emphasized that Davidson Kempner had continued to reject certain other material requests of the Special Committee to increase deal certainty (which were originally proposed by the Special Committee on March 16, 2025), including that (i) Davidson Kempner forfeit the DK Convertible Notes in the event Davidson Kempner were to fail to close the transaction when required, (ii) Davidson Kempner eliminate all “material adverse effect” related closing conditions beginning as of April 15, 2025, (iii) entities of Davidson Kempner with an investment in the Company be subject to uncapped monetary damages in the event of a willful and material breach of the DK Merger Agreement, (iv) risks related to obtaining HSR approval be borne by Davidson Kempner, including that Davidson Kempner be subject to an HSR covenant with a “high or hell water” standard and that the $15,000,000 reverse termination fee be payable in the event HSR approval is not obtained within 45 days of signing, (v) for each week of delay in closing past the six-week tender offer timeline, the reverse termination fee be increased by $500,000, without there being a $2 million cap in the potential increased amount and (vi) provide the Company the option to draw up to $20,000,000 in funding, which will be placed into escrow at the signing of the DK Merger Agreement (collectively, the “Previous Requests to DK”). The April 12 Letter to DK encouraged Davidson Kempner to accept the Previous Requests to DK, in the hope that such agreement would provide TRA Holders sufficient confidence in transaction closing to agree to the Requisite DK TRA Amendment. The April 12 Letter to DK set forth a deadline of 12:00 p.m. Eastern Time on April 14, 2025 for Davidson Kempner to provide a response so that the Special Committee could meet and make a determination regarding the DK March 30 Revised Proposal in a timely fashion.  The April 12 Letter to DK also noted that the Special Committee and its advisors were standing by to discuss with Davidson Kempner and its advisors the contents of the April 12 Letter to DK.

On April 13, 2025, the April 12 Letter to DK was shared with the Board and representatives of V&E delivered a copy of the Second Waiver to representatives of each of the Significant Existing Stockholders to inform them of the waiver of the non-solicitation provisions in the Support Agreements, such that the Significant Existing Stockholders were able to engage in discussions and negotiations with Davidson Kempner regarding the Requisite DK TRA Amendment, and to inform them of the Special Committee’s efforts to improve the certainty terms of the DK Revised March 30 Proposal.

On the evening of April 13, 2025, representatives of V&E, on behalf of the Special Committee, delivered revised drafts of the DK Merger Agreement, DK Equity Commitment Letter, DK Limited Guarantee, Second Guarantee, Escrow Agreement and Amendment No. 2 to the NPA to representatives of Dechert, in each case, consistent with the Previous Requests to DK set forth in the April 12 Letter to DK.

On the afternoon of April 14, 2025, the Special Committee held a video meeting with members of Company management and representatives of each of V&E and PJT Partners in attendance. During the meeting, representatives of PJT Partners and V&E each advised the Special Committee that, based on communications from representatives of Moelis and Dechert, respectively, they expected that Davidson Kempner would deliver a letter to the Special Committee later that day responding to the April 12, 2025 letter.  The Special Committee agreed to reconvene upon receipt of the letter.

On the evening of April 14, 2025, representatives of Dechert delivered to representatives of V&E a letter from Davidson Kempner to the Special Committee (the “DK April 14 Letter”).  In the letter, Davidson Kempner expressed frustration with the length of time that the Special Committee had taken to respond formally to the DK March 23 Revised Proposal and the DK March 30 Revised Proposal and alleged that, because the Special Committee had requested stronger deal certainty provisions than were customary in other sponsor-backed take private transactions, the Special Committee was refusing to negotiate in good faith regarding the proposals (which the Special Committee strenuously refutes).  Davidson Kempner also repeated similar allegations regarding breach of fiduciary duties as in its prior proposal letters.  Davidson Kempner declined to agree to any of the requested enhanced deal certainty provisions or propose any other provisions to achieve the same goals. Representatives of V&E promptly shared the DK April 14 Letter with the Special Committee.

On April 15, 2025, the Special Committee held a video meeting with members of Company management and representatives of each of V&E and PJT Partners in attendance.  Representatives of V&E again reviewed with the Special Committee their fiduciary duties in evaluating the DK March 30 Revised Proposal, as well as the obligations of the Company and the Special Committee under the Merger Agreement.  The Special Committee, together with its advisors, discussed the fact that the DK March 30 Revised Proposal (which had not been modified by the DK April 14 Letter) (i) continued to reject the Special Committee’s requests for enhanced deal certainty protections to align the risk profiles between the DK March 30 Revised Proposal and the proposed transaction with CR and (ii) continued to be conditioned upon the Requisite DK TRA Amendment, and that, based upon feedback received from the TRA Holders, the Special Committee continued to believe that Davidson Kempner was unlikely to obtain the approval for the Requisite DK TRA Amendment necessary to facilitate such proposal. The Special Committee directed representatives of V&E to contact counsel to each of the Significant Existing Stockholders to request an update as to their willingness to consent to the Requisite DK TRA Amendment.

Promptly following the meeting, on April 15, 2025, representatives of V&E, on behalf of the Special Committee, sent separate emails to the respective outside counsels of each of Silver Lake, Riverwood and Level Equity requesting an update regarding each such Significant Existing Stockholder’s willingness to consent to an amendment to the Tax Receivable Agreement to facilitate a transaction with Davidson Kempner and inquired as to whether there were any terms on which each such Significant Existing Stockholder would consent to such an amendment.

Throughout the course of the day on April 16, 2025, V&E received separate email responses from each outside counsel for Silver Lake, Riverwood and Level Equity, respectively, indicating that their client did not intend to consent to the Requisite DK TRA Amendment at this time. V&E promptly shared these emails with the Special Committee.

On April 17, 2025, the Special Committee held a video meeting with members of Company management and representatives of each of V&E and PJT Partners in attendance.  The Special Committee, together with its advisors, discussed that (i) the DK March 30 Revised Proposal continued to be inactionable because it remained contingent upon the Requisite DK TRA Amendment, and based upon feedback received from the TRA Holders, including each of Silver Lake, Riverwood and Level Equity, as well as other TRA Holders, the Special Committee continued to believe that Davidson Kempner was unlikely to obtain the necessary approval for the Requisite DK TRA Amendment, (ii) the DK March 30 Revised Proposal, which rejected the Special Committee’s requests for enhanced deal certainty protections, posed significant execution, timing and closing risks, in particular compared to the proposed transaction with CR, which presented a high level of deal certainty and was at such time proceeding towards closing within two weeks, (iii) that the amount of risk presented by a failed transaction process had only increased in recent weeks due to the significant disruptions in the global economy generally and the domestic travel and hospitality industries generally and (iv) concerns remained regarding Davidson Kempner’s position as a creditor of the Company, providing asymmetric downside risk to the Unaffiliated Stockholders in the event a transaction with Davidson Kempner failed to close. Accordingly, the Special Committee determined that the DK March 30 Revised Proposal could not, under the terms of the Merger Agreement, be a Superior Proposal nor reasonably likely to result in a Superior Proposal. On April 17, 2025, the Special Committee delivered a letter to representatives of Davidson Kempner informing them of such determination and directing them to the non-solicitation provisions in the Merger Agreement.

On the morning of April 18, 2025, the Company filed a press release announcing the Special Committee’s determination regarding the DK March 30 Revised Proposal.

The disclosure in the section entitled “Special Factors—Interests of Our Directors and Executive Officers in the Mergers” is hereby amended and supplemented on page 93 of the Proxy Statement as follows. For clarity, new text within restated paragraphs from the Proxy Statement is indicated by bolded and underlined text.

Vacasa Executive Officer Severance and Transaction Bonus Arrangements

We have entered into a change in control and retention agreement with Robert Greyber (the “Severance Agreement”) that provides for severance benefits upon certain qualifying terminations of his employment.

Under Mr. Greyber’s Severance Agreement, if Mr. Greyber’s employment with us is terminated by us without cause (as defined in the Severance Agreement) or if he resigns for good reason (as defined in the Severance Agreement), he will be eligible to receive the following: (i) a lump sum payment equal to the sum of (a) 12 months’ salary, (b) his target annual bonus for the year in which the termination occurs, (c) a prorated target annual bonus for the year in which the termination occurs, and (d) any earned but unpaid bonus for the year before the termination; (ii) reimbursement for the cost of up to 12 months of healthcare continuation coverage; and (iii) if such termination occurs within the period beginning three months before a change in control of the Company and ending on the date following the change in control on which all equity awards that were held by Mr. Greyber immediately before the change in control that vest solely based on continued service over time would become fully vested assuming service continues (such period, the “CIC Period”), 100% vesting acceleration for all equity awards that vest solely based on continued service over time (including, for this purpose, the portion of any equity award with performance-based vesting conditions that vests solely based on continued service over time). Mr. Greyber will also be eligible to receive such full vesting acceleration if his employment with us is terminated by his death or disability during the CIC Period. Notwithstanding the foregoing, the terms of the Unvested Company RSUs granted to Mr. Greyber in 2024 provide that they will not be eligible for vesting acceleration in connection with the Closing. Assuming (i) the Closing were to occur on April 30, 2025 (during the CIC Period), (ii) Mr. Greyber were to experience a qualifying termination of employment on such date, and (iii) any annual bonus earned for fiscal year 2024 was already paid before such date, the estimated amount of the severance benefits payable to Mr. Greyber under his Severance Agreement would be as follows: a cash payment equal to $1,397,260, up to approximately $27,214 in healthcare continuation coverage reimbursements, and accelerated vesting of 47,214 outstanding Unvested Company RSUs granted before 2024 with an estimated aggregate value of $250,234 (using an assumed value of $5.30 per share of underlying Class A Common Stock, and based on the number of Unvested Company RSUs outstanding as of April 17, 2025).

The foregoing payments and benefits are subject to Mr. Greyber’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates.

Additionally, Mr. Greyber is eligible to receive a one-time transaction bonus in the amount of $200,000 in connection with the Closing.

The following text indicated by bolded and underlined text is added after the last paragraph in the section of the Proxy Statement entitled “Special Factors—Interests of Our Directors and Executive Officers in the Mergers—Arrangements with Parent”.

As further described in the section entitled “Special Factors—Interests of Our Directors and Executive Officers in the Mergers—Vacasa Executive Officer Severance Arrangements,” Mr. Greyber is eligible to receive a one-time transaction bonus in the amount of $200,000 in connection with the Closing.

—END OF SUPPLEMENT TO PROXY STATEMENT—

Additional Information and Where to Find It

The proposed transaction between the Company and Vacasa Holdings LLC and Casago Holdings, LLC (the “proposed transaction”) is expected to be submitted to the stockholders of the Company for their consideration. In connection with the proposed transaction, the Company filed the Proxy Statement with the SEC on March 28, 2025. Following the filing of the Proxy Statement, the Company mailed the Proxy Statement to the stockholders of the Company.

INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT HAVE BEEN FILED OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and stockholders may obtain a free copy of the Proxy Statement and other documents filed with the SEC by the Company, at the Company’s website, investors.vacasa.com, or at the SEC’s website, www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from the Company by writing to Vacasa, Inc., 850 NW 13th Avenue, Portland, Oregon 97209, Attention: Investor Relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the compensation of the directors and named executive officers of the Company is set forth in the “Director Compensation” and “Executive Compensation Matters” sections of the definitive proxy statement for the 2024 annual meeting of stockholders of the Company, which was filed with the SEC on April 8, 2024, commencing on pages 16 and 30, respectively, and information regarding the participants’ holdings of the Company’s securities is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of the Proxy Statement, commencing on page 141. The Proxy Statement can be obtained free of charge from the sources indicated above. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement and other relevant materials filed with the SEC.

Cautionary Note Regarding Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith contains forward-looking statements. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements and speak only as of the date they are made. Words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” “target, ” “forecast,” “outlook,” or the negative of these terms or other similar expressions are intended to identify such forward-looking statements. Specific forward-looking statements include, among others, statements regarding forecasts and projections; estimated costs, expenditures, cash flows, growth rates and financial results; plans and objectives for future operations, growth or initiatives; strategies or the expected outcome or impact of pending or threatened litigation; and expected timetable for completing the proposed transaction. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to the Company. Such beliefs and assumptions may or may not prove to be correct. Additionally, such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: (i) the failure to obtain the required votes of the Company’s stockholders; (ii) the timing to consummate the proposed transaction; (iii) the satisfaction of the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; (iv) risks related to the ability of the Company to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (v) the diversion of management time on transaction-related issues; (vi) results of litigation, settlements and investigations in connection with the proposed transaction; (vii) actions by third parties, including governmental agencies; (viii) global economic conditions; (ix) potential business uncertainty, including changes to existing business and customer relationships during the pendency of the proposed transaction that could affect financial performance; (x) adverse industry conditions; (xi) adverse credit and equity market conditions; (xii) the loss of, or reduction in business with, key customers; legal proceedings; (xiii) the ability to effectively identify and enter new markets; (xiv) governmental regulation; (xv) the ability to retain management and other personnel; and (xvi) other economic, business, or competitive factors.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the SEC. The Company’s SEC filings may be obtained by contacting the Company, through the Company’s website at investors.vacasa.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.